PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	APRIL 22, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes the RECEIPT OF PROCEEDS FROM the sale of Molecular Imprints’ Semiconductor business to canon

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the receipt of $6.5 million from the sale of Molecular Imprints, Inc.’s semiconductor business to Canon Inc. of Tokyo, Japan. Harris & Harris Group could receive an additional $625,000 from amounts held in escrow as well as up to $1.7 million upon the achievement of certain milestones. Harris & Harris Group invested a total of $4.5 million in Molecular Imprints, beginning with its initial investment in 2004. It valued its securities of Molecular Imprints at $8.3 million as of December 31, 2013.

In addition, with the closing a new spinout company was created that kept the original "Molecular Imprints" name. This new company will continue development and commercialization of nanoscale patterning in consumer electronic and biomedical applications. It will have the advantage of capital, key personnel and rights jointly owned with Canon to MII’s intellectual property portfolio, along with multiple system platforms. Harris & Harris Group is now a shareholder of this new company.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.